Exhibit 99.4

US Farms, Inc. Completes Exclusive Distribution and Supply Agreement With Agency Exchange, Inc.

Wednesday June 27, 6:00 am ET

SAN DIEGO, CA--(MARKET WIRE)--Jun 27, 2007 -- US Farms, Inc. (OTC BB:USFI.OB - News) today announced it will supply Produce and Nursery products through the Agency Exchange distribution channel including the United States Government and many large institutional clients. Agency Exchange is a Veteran-owned Company located in Southern California.

Yan K. Skwara, CEO of US Farms, Inc., stated, "Agency Exchange brings to US Farms, Inc. an enormous growth opportunity and a market expansion of Produce and Nursery sales directly to large institutions where a Veteran-owned Company has established relationships and benefits. We look forward to working closely with Mr. Lon Peterson, Chairman of Agency Exchange. This Distribution and Supply Agreement gives US Farms, Inc. instant access to all global US Government markets serviced by Agency Exchange."

Lon Peterson, Chairman of Agency Exchange, stated, "We are fortunate to be involved with US Farms, Inc. and their supply capabilities. US Farms, Inc. produces many of its own Crops and Plants and has the capacity to increase production as demand unfolds. US Farms, Inc. has many outstanding relationships with other Farms and Growers permitting unlimited inventory sourcing regardless of season."

"The Agency Exchange projects $50 Million in sales in the first year of its new two-year Distribution and Supply Agreement with US Farms, Inc.," Peterson added.

About US Farms, Inc.

US Farms, Inc. is a diversified commercial Farming and Nursery company. The company grows, markets and distributes horticultural products through a number of subsidiaries. The horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Through internal growth and strategic acquisitions the company is expanding its market share in its nursery and specialty produce businesses. Currently the company has subsidiaries which provide a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads along with produce products that include Aloe Vera, Asparagus, Tomatoes and Wheat grass. In 2007 the company plans to add over 100 specialty niche produce items to it offerings.

For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the ticker symbol USFI.

Forward-Looking Statement

The statements in this press release regarding the "Distribution and Supply Agreement" (the "Agreement"), any implied or perceived benefits from the Agreement, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of fresh produce; costs of operations; delays, and any other difficulties related to producing fresh produce; the efficient transportation of the fresh produce; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements either US Farms or Agency Exchange makes in this news release include market conditions and agreements with third parties, such as the US Government, and risks as set forth in US Farms periodic filings with the SEC. US Farms undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

     Contact:

     US Farms, Inc.

     800-845-9133

     or 858-488-7775

     Allen & Associates, LLC

     Marcia Allen

     Email Contact

     310-820-8730